Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Y. Tristan Kuo	Mr. Crocker Coulson
CFO	President
China Biologic Products, Inc.	CCG Investor Relations
Tel: +86-538-6202206	Tel: +1-646-213-1915 (NY office)
Email: IR@chinabiologic.com	Email: crocker.coulson@ccgir.com
www.chinabiologic.com	www.ccgir.com

For Immediate Release

China Biologic Products Enters Into Agreement to Acquire 90% Controlling
Interest in Chongqing Dalin Biologic Technologies Co., Ltd.

  Transaction to create the largest non-state-owned producers of plasma-based product in China

Taian City, Shandong Province, PRC – October 2, 2008 – China Biologic Products, Inc. (CBPO.OB) ("China Biologic" or the "Company"), one of the leading plasma-based pharmaceutical companies in the People’s Republic of China ("PRC"), today announced that on September 26, 2008, the Company has agreed to acquire a 90% controlling interest in Chongqing Dalin Biologic Technologies Co., Ltd. ("Dalin"). Dalin owns 54% of the equity interest in Qianfeng Biological Products Co., Ltd. ("Qianfeng"), one of the largest plasma-based biopharmaceutical companies in China, located in Guiyang, Guizhou Province. The transaction is expected to be completed within two months.

Expected benefits of the acquisition include:

  Increased plasma collection to almost double current levels and significant increase in production capacity

  Significant increase in commercial scale and expansion into Guizhou Province

  Opportunity for synergies through leveraging China Biologic’s existing sales and administrative infrastructure, as well as consolidating research and development efforts

  Opportunity to increase prices for Qianfeng’s product line through China Biologic’s strong brand name and higher value product positioning

  Use of Qianfeng’s technological know-how to achieve higher yields per unit of plasma input and raise overall efficiencies

"This acquisition will transform our Company to become the largest non-state-owned producer of plasma-based biopharmaceutical products in China, in terms of market share and production capacity," said Mr. Chao Ming Zhao, CEO of China Biologic Products. "We expect that this transaction will allow us to increase our supply of plasma by almost doubling our collection quantity, expand our product portfolio and achieve our geographic expansion plans. After the closing of our acquisition, our combined production of plasma-based products is expected to reach approximately 450 tons per year and our facilities will have a combined capacity to produce 1100 tons per year. More importantly, we expect to achieve significant synergies and economies of scale through consolidation of our sales and administrative teams, increased bargaining power with suppliers and more efficient utilization of resources such as sharing our technological know-how."

Currently, China Biologic is the only approved manufacturer of plasma-based biopharmaceuticals in Shandong Province, which has a population of 93 million. China Biologic currently produces about 200 tons of plasma-based products per year and has 700 tons of annual production capacity. China Biologic had revenues of $32.4 million and net income of $8.2 million in 2007. Qianfeng is one of the largest plasma-based biopharmaceutical company in China and the only operating manufacturer in Guizhou Province, which has a population of 39 million. Qianfeng produces about 250 tons of products per year with annual production capacity of 400 tons. China Biologic believes that Qianfeng currently has approximately 9.5% market share in China, as compared to the Company’s 6.1%, which would result in a combined market share of approximately 15.6%. The top 6 largest plasma-based biopharmaceutical companies in China including Qianfeng have a total market share of approximately 50%.

Qianfeng is in compliance with Good Manufacturing Practices ("GMP") standards, and has been approved by the PRC’s State Food and Drug Administration ("SFDA") to produce six types of plasma-based products including Human Albumin, Human Immunoglobulin, Human Intravenous Immunoglobulin, Human Hepatitis B Immunoglobulin, Human Tetanus Immunoglobulin and Human Rabies Immune Globulin.

Qianfeng owns 7 plasma collection stations in Guizhou Province, of which 6 are currently in operation and collecting approximately 250 tons of plasma supply per year. Upon completion of the acquisition, China Biologic plans to re-open the additional plasma collection station in 2009. China Biologic intends to employ more advanced collection techniques at these stations, improving the Company’s yields and generating additional plasma supply. China Biologic chose to target Guizhou Province, which has historically produced the highest volumes of plasma collection in China, due to a higher proportion of its population willing to engage in the collection process. Guizhou Province has a total of 19 plasma collection stations in operation, collecting approximately 1200 tons of plasma supply every year.

"The strict regulatory environment has limited the number of plasma-based producers in the industry and rising demand for improved healthcare has created a shortage of plasma-based products," Mr. Zhao further commented. "Therefore, through the acquisition of Qianfeng, we expect that we will increase our market share in China and enhance our competitiveness."

The Company will acquire the 90% interest in Dalin for approximately $28.5 million, to be paid in four installments. The Company ended the June quarter with approximately $8.8 million of cash and no debt. Management believes a portion of the acquisition price will be paid for via an anticipated bank loan.

About China Biologic Products, Inc.

Through its indirect majority-owned subsidiary Shandong Taibang Biological Products Co. Ltd. ("Shandong Taibang"), China Biologic Products, Inc., a Delaware corporation (the "Company"), is principally engaged in the research, development, production and manufacturing and sale of plasma-based biopharmaceutical products to hospitals and other health care facilities in China. The Company’s human albumin products are mainly used to increase blood volume and its immunoglobulin products are used for the treatment and prevention of diseases.

Safe Harbor Statement

This release may contain certain "forward-looking statements" relating to the business of China Biologic Products, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements," including statements regarding: the significance of the acquisition of Chongqing Dalin Biologic Technologies Co., Ltd. and its subsidiary Qianfeng Biological Products Co. Ltd. on the Company’s ability to increase its overall production capacity, revenues and market share; the ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

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